UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2011

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2011, Clean Energy Fuels Corp. (the “Company”) entered into a Loan Agreement (the “Agreement”) with Chesapeake NG Ventures Corporation (“Chesapeake”), an indirect wholly owned subsidiary of Chesapeake Energy Corporation, whereby Chesapeake agreed to purchase from the Company up to $150 million aggregate principal amount of debt securities for the development, construction and operation of liquefied natural gas stations (the “Financing”) pursuant to the issuance of three convertible promissory notes, each having a principal amount of $50 million (each a “Note” and collectively the “Notes”).  Chesapeake Energy Corporation guaranteed Chesapeake’s commitment to purchase the Notes under the Agreement.

The first Note was issued on July 11, 2011, and the Company expects to issue the second and third Notes on June 29, 2012 and June 28, 2013, respectively.  The Notes bear interest at the rate of 7.5% per annum (payable quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2011) and are convertible at Chesapeake’s option into shares of the Company’s common stock (the “Shares”) at a 22.5% premium to the volume weighted average closing price (“VWAP”) of the Shares over the twenty day period prior to July 11, 2011 (such twenty day VWAP was $12.90 per share, resulting in a “Conversion Price” of $15.80 per share).  Subject to certain restrictions the Company can force conversion of each Note into Shares if, following the second anniversary of the issuance of a Note, the Shares trade at a 40% premium to the Conversion Price for at least twenty trading days in any consecutive thirty trading day period.  The entire principal balance of each Note is due and payable seven years following its issuance, and the Company may repay each Note in Shares or cash.  The Agreement restricts the use of the Financing proceeds to financing the development, construction and operation of liquefied natural gas stations and payment of certain related expenses.  The Agreement also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

In connection with the Financing, the Company also entered into a Registration Rights Agreement, dated July 11, 2011, with Chesapeake (the “Registration Rights Agreement”) pursuant to which the Company agreed, subject to the terms and conditions of the Registration Rights Agreement, to (i) file with the Securities and Exchange Commission one or more registration statements relating to the resale of Shares issuable upon conversion of the Notes and (ii) at the request of Chesapeake participate in one or more underwritten offerings of Shares issuable upon conversion of the Notes.  If the Company does not meet certain of its obligations under the Registration Rights Agreement with respect to the registration of Shares, it will be required to pay monthly liquidated damages of 0.75% of the principal amount of the Note represented by the Shares included (or to be included, as the case may be) in the applicable registration statement until the related obligation is met.

The sale of the Notes and the Shares issuable upon conversion of the Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the Shares issuable upon conversion of the Notes were and will be sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act. The Notes and the Shares issuable upon conversion of the Notes may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws. Chesapeake represented that it is an accredited investor as defined in the rules and regulations under the Securities Act and that it was acquiring the Notes and the Shares issuable upon conversion of the Notes for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

The form of Note, Agreement and Registration Rights Agreement are attached hereto as Exhibits 4.6, 10.57 and 10.58, respectively, and are incorporated herein by reference. The Company’s press release, issued on July 11, 2011, announcing the Financing is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Financing, Notes, Agreement and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, Agreement and Registration Rights Agreement attached hereto.

The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Chesapeake.  The Agreement contains representations and warranties that the Company, on the one hand, and Chesapeake, on the other hand, made to each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
4.6	Form of Convertible Promissory Note.
10.58	Loan Agreement, dated July 11, 2011, by and among Clean Energy Fuels Corp., Chesapeake NG Ventures Corporation and Chesapeake Energy Corporation.
10.59	Registration Rights Agreement, dated July 11, 2011, by and among Clean Energy Fuels Corp. and Chesapeake NG Ventures Corporation.
99.1	Press release issued by Clean Energy Fuels Corp., dated July 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2011		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer